NR10-13	April 14, 2010

International Tower Hill Mines Announces the Appointment of Timothy Haddon and Daniel Carriere as new Directors

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSX: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce the appointment of Mr. Timothy J. Haddon and Mr. Daniel (Dan) A. Carriere to its board of directors, effective immediately.

Mr. Haddon is the President of International Natural Resource Management Co., a mining industry consulting service provider and investor.  He is a graduate of the Colorado School of Mines and a seasoned mining engineer with over 35 years of international mining and business experience.  He spent 23 years working for Texasgulf and Amax with responsibilities in Africa, Australia, Southeast Asia and North and South America.  Mr. Haddon was Chief Executive Officer of Amax Gold from 1989 to 1993, a global mining company with operations in New Zealand and North and South America which was ultimately acquired by Kinross Gold Corporation in 1998.  He was a co-founder of First Dynasty Mines in 1994, and President and Chief Executive Officer of Archangel Diamond Corporation from 1997 to 2002.  He currently serves as Chairman of Anatolia Minerals Development Ltd. (TSX), a company with significant gold exploration and early stage production operations in Turkey, as the lead director for Thompson Creek Metals Inc. (NYSE/TSX), a molybdenum producer with mines in the USA and Canada, and as a director on a select number of private boards.

Mr. Carriere has been a founding partner and significant shareholder of Corriente Resources Inc. (TSX) since 1992 and is currently the Company’s Senior Vice President responsible for corporate development and investor and shareholder relations.  During the past 20 years, Mr. Carriere has been instrumental in the development and financing of small to medium capitalized companies, both private and public, in Canada and the USA.  Mr. Carriere was also a Director of ID Biomedical Corporation and was a significant shareholder in ID Biomedical since the Company’s initial public offering in 1991 and its growth from an initial $3million market capitalization to $1.7 billion, the value of the company’s takeover offer from Glaxo Smith Kline plc in 2005.

Jeffrey Pontius, ITH’s President and CEO, stated “I am exceptionally pleased that we have been able to attract such high calibre individuals as Tim Haddon and Dan Carriere to our board.  Mr. Haddon’s extensive experience in developing and growing resource companies as well as in strategic transactions strengthens our ability to take ITH to its next level of value building.  In addition Mr. Carriere’s strong business development experience and his recent involvement with the Corriente Resources transaction will aid tremendously as the Company moves forward with its strategy of maximizing shareholder value.”

Grant of Incentive Stock Options

The Company also announces that, pursuant to its 2006 Incentive Stock Option Plan, it has granted directors, officers, employees and consultants incentive stock options to purchase 2,835,000 common shares in the capital stock of the Company.  The options are exercisable on or before April 14, 2012 at a price of CAD 7.34 per share.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum from early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key asset, thereby giving its shareholders the maximum value for their investment.

On behalf of

INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,

President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, business and financing plans and business trends, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and the Company’s annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.